THE SOMERSET GROUP, INC.            CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    Year Ended December 31
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

                                               1998        1997        1996
Cash flows from operating activities:
  Net income                             $2,865,000  $2,536,000  $2,145,000
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization           272,000     246,000     182,000
    Deferred income taxes                   719,000   1,199,000     985,000
    Equity in earnings of First Indiana  (4,130,000) (3,883,000)  3,003,000
    Dividends received from First Indiana 1,319,000   1,087,000   1,015,000
    Other                                       ---         ---     (11,000)
    Changes in operating assets and liabilities:
      Accounts, notes, and other receiva   (666,000)    171,000     779,000
      Prepaid expenses                       (7,000)    (18,000)    (13,000)
      Accounts payable and accrued expen     86,000     (42,000)   (424,000)
      Accrued and refundable income taxe    276,000    (173,000)   (173,000)
                                           --------   ---------   ---------
Net cash provided by operating activitie    734,000   1,123,000   7,488,000
                                            -------    --------    --------
Cash flows from investing activities:
     Purchase of shares of First Indiana   (990,000)        ---         ---
     Proceeds from sale of assets               ---       8,000       2,000
     Purchase of property and equipment    (207,000)   (229,000)   (272,000)
     Decrease (increase) in other assets    256,000      (3,000) (1,097,000)
     Decrease (increase) in short-term
       investments                        1,533,000    (524,000)  2,470,000
                                          ---------     -------    --------
Net cash provided (used) by
       investing activities                 592,000    (748,000)  1,103,000
                                            -------     -------   ---------
Cash flows from financing activities:
     Principal payments on note payable,   (459,000)   (225,000)   (249,000)
     Principal payments on long-term bor    (43,000)    (12,000) (2,445,000)
     Proceeds from sale of common stock      88,000     330,000     164,000
     Purchase of common stock              (464,000)   (475,000)   (298,000)
     Cash dividends paid                   (522,000)   (462,000)   (409,000)
                                          ---------     -------  ----------
Net cash used by financing activities    (1,400,000)   (844,000) (3,237,000)
                                         ----------     -------   ---------
Decrease in cash and cash equivalents       (74,000)   (469,000)   (652,000)

Cash and equivalents at
     beginning of period                    600,000   1,069,000   1,721,000
                                            -------   ---------    --------
Cash and cash equivalents at end of period $526,000    $600,000  $1,069,000
                                            =======     =======   =========
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See accompanying Notes to Consolidated Financial Statements.

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